EXHIBIT 1.7
REPORT OF RESULT OF TAKEOVER BID
PURSUANT TO SECTION 147.10 OF THE SECURITIES ACT (QUÉBEC)
1.	Name and address of the Offeree issuer:

Catalyst Paper Corporation (“Catalyst) 16th Floor 250 Howe Street Vancouver, British Columbia V6C 3R8
2.	Name and address of the Offeror:

CTOE LLC 622 Third Avenue, 32nd Floor New York, New York 10017 (212) 888-2290
3.	The Bid:

CTOE LLC, an acquisition vehicle formed at the request of Third Avenue Management LLC (“TAM”), made on offer dated August 10, 2006 (“Offer”) for up to 39,000,000 shares (“Shares”), or 18.17%, of the outstanding Shares of Catalyst Paper Corporation (“Catalyst”). The Offer was amended by a notice of extension and variation dated September 15, 2006. The Offer was open for acceptance until 5:00 p.m. (Vancouver time) on October 20, 2006.
4.	Results of the Bid:

Holders of 53,923,108 Shares, representing 25.13% of the outstanding Shares, accepted the Offer. 39,000,000 Shares, representing 18.17% of the issued and outstanding Shares, were taken-up by CTOE LLC on October 20, 2006, on behalf of the participating client accounts of TAM.

Dated this 26 day of October, 2006.

CTOE LLC
By:	“Mark Friedman”
	Name:	Mark Friedman
	Title:	Sole Member and Sole Manager